Exhibit 99.1

CorMedix Inc. Announces First Quarter 2010 Financial Results

Bridgewater, New Jersey, May 12, 2010 (Business Wire) – CorMedix Inc. (“CorMedix”) (NYSE Amex: CRMD.U), a pharmaceutical company focused on developing and commercializing therapeutic products for the treatment of cardiorenal disease, today announced its results for the three months ended March 31, 2010.

On March 30, 2010, the Company completed a $12.5 million IPO of units, each unit consisting of two shares of common stock and one warrant, which provided proceeds to the Company of approximately $10.4 million, net of underwriting discounts, commissions and offering expenses of approximately $2.1 million.  At March 31, 2010, the Company had cash, cash equivalents of $11.7 million, as compared to $1.5 million at December 31, 2009.

The net loss for the first quarter of 2010 was $6.8 million, or $6.40 per diluted share, compared to a net loss of $1.2 million, or $1.37 per diluted share, for the first quarter in 2009.  The increase in net loss was primarily attributable to an increase of $2.9 million in research and development expense in the first quarter of 2010 as a result of anti-dilution stock issuances to licensors in connection with the conversion of all outstanding convertible debt upon the closing of the IPO and an increase of $2.6 million in interest expense during the quarter due to charges related to the amortization and write-off of deferred financing costs and debt discounts and beneficial conversion charges in connection with the debt conversion.

Commenting on the quarter, John C. Houghton, the Company’s President and Chief Executive Officer, said “CorMedix has made remarkable progress in the first quarter 2010.  We completed our $12.5 million IPO which solidified our balance sheet and allows us to further advance development of our product candidates.”

CORMEDIX INC.
(A Development Stage Company)

CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	For the three months ended March 31, 2010	For the three months ended March 31, 2009	Period from July 28, 2006 (inception) Through March 31, 2010

OPERATING EXPENSES
Research and development	$3,096,661	$232,844	$15,641,110
General and administrative	646,843	405,329	5,423,035
Total Operating Expenses	3,743,504	638,173	21,064,145

LOSS FROM OPERATIONS	(3,743,504)	(638,173)	(21,064,145)

OTHER INCOME (EXPENSE)
Interest income	28	1,496	88,891
Interest expense, including amortization and write-off of deferred financings costs and debt discounts	(3,093,763)	(513,724)	(11,193,028)
NET LOSS	$(6,837,239)	$(1,150,401)	$(32,168,282)

NET LOSS PER SHARE – BASIC AND DILUTED	$(6.40)	$(1.37)

WEIGHTED AVERAGE SHARES OUTSTANDING – BASIC AND DILUTED	1,067,937	842,149

CONDENSED BALANCE SHEET INFORMATION:

	March 31, 2010 (Unaudited)	*December 31, 2009
Assets
Cash and cash equivalents	$11,724,713	$1,505,179
Total Assets	$12,069,588	$2,225,652

Deficit accumulated during the development stage	$(32,168,282)	$(25,331,043)
Total Stockholders’ Equity (Deficiency)	$10,648,783	$(14,708,899)

*Condensed from audited financial statements

About CorMedix

CorMedix Inc. is a pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the treatment of cardiac and renal dysfunction, also known as cardiorenal disease.  CorMedix’s goal is to treat kidney disease by reducing the commonly associated cardiovascular and metabolic complications, in effect, treating the kidney to treat the heart.

CorMedix currently has several product candidates in clinical development, including its two most advanced product candidates: CRMD003 (Neutrolin®) for the prevention of central venous catheter infection and clotting in hemodialysis; CRMD001 (a formulation of the drug Deferiprone) for the prevention of contrast-induced nephropathy in high-risk chronic kidney diseases patients. Please see www.cormedix.com for additional information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of CorMedix’s drug candidates and whether they demonstrate these candidates’ safety and effectiveness; the risks and uncertainties associated with: obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix’s drug candidates; CorMedix’s ability to enter into and maintain collaborations with third parties for its drug development programs; CorMedix’s dependence on its collaborations and its license relationships; achieving milestones under CorMedix’s collaborations; CorMedix’s’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; protecting the intellectual property developed by or licensed to CorMedix; and CorMedix’s ability to maintain listing on NYSE Amex. These and other risks are described in greater detail in CorMedix’s filings with the Securities and Exchange Commission. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Contacts:
Brian Lenz
Chief Financial Officer
CorMedix Inc.
908-517-9486

Alan Roemer
Investor Relations
The Trout Group
646-378-2945